Exhibit 99.1

February 22, 2022

Wayside Technology Group Elects Greg Scorziello to Board of Directors

EATONTOWN, N.J., February 22, 2022 (GLOBE NEWSWIRE) – The Board of Directors (the "Board") of Wayside Technology Group, Inc. (NASDAQ: WSTG), a value-added global information technology (IT) channel company providing innovative sales and distribution solutions for emerging technology vendors, has elected Greg Scorziello to the Board effective February 22, 2022. With the appointment of Scorziello, Wayside's Board consists of seven directors, six of whom are independent under the listing standards of the NASDAQ.

Greg Scorziello brings over 30 years of experience creating and building international operations for early stage and mid-size companies such as EMC when it was a sub 100 person entity.  Currently, Greg serves as a board member, strategic advisor and investor for DC Byte, a global information service provider for the Data Center sector. In addition, he is a strategic advisor to Appvia.io as well as an investor and director of Cobblestone Ventures Ltd. Prior to his roles with DC Byte and Appvia, Scorziello has held a number of international leadership and general management positions with a variety of US headquartered companies including Immuta, Infinidat, Activio and IBM.

"Greg adds a breadth and depth of industry experience that will be of great value to the board and company. His knowledge of the European marketplace will be helpful with our existing and expanded business across the continent,” said Jeff Geygan, Wayside's Chairman of the Board. "I believe Greg adds an important dimension to our Board, offering additional diversity and perspective as the company executes its long-term plan."

Scorziello is a graduate of the Isenberg School of Management, UMass Amherst where he earned a Bachelor of Business Administration (B.B.A.), Accounting and Finance.

"I look forward to aiding the team at Wayside  as they continue to expand around the globe, especially in the European marketplace. The team at Wayside has built a dynamic organization that delivers easy access to superior IT solutions for resellers and businesses around the globe," said Scorziello. "This is an exciting time for Wayside and all businesses as we collectively emerge from the pandemic lock-down and I'm very optimistic about the road ahead."

About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) is a global value-added IT channel and solutions company specializing in emerging technologies. Wayside operates across the US, Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter, TechXtend and Cloud Know How. The Company provides IT distribution and solutions for emerging companies in the Security, Data Management, Cloud, Connectivity, Storage & HCI, Virtualization, and Software & ALM industries.

Additional information can be found by visiting www.waysidetechnology.com.

Company Contact:

Drew Clark

Chief Financial Officer

1-732-389-0932

Drew@WaysideTechnology.Com

Investor Relations Contact:

Sean Mansouri, CFA
Elevate IR
(720) 330-2829
WSTG@elevate-ir.com

Source: Wayside Technology Group, Inc.

Released February 22, 2022